For Immediate release:

Republic Airways Holdings
Media Contact: Carlo Bertolini
Tel. (317) 484-6069
IR Contact: Timothy Dooley
Tel. (317) 487-4308

Republic Airways Holdings Announces Third Quarter 2009 Results

Indianapolis, Indiana, (November 4, 2009) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $359.6 million for the quarter ended September 30, 2009, a 6.7% decrease, compared to $385.2 million for the same period last year.  The Company reported net income of $3.3 million for the quarter ended September 30, 2009, compared to $17.0 million reported in the prior year’s third quarter.  The Company also reported earnings per diluted share of $0.09, compared to $0.50 for the same period last year.  The third quarter 2009 results include August and September results for Midwest Airlines, which was acquired on July 31, 2009.

Third Quarter Financial Highlights
Total fixed-fee service revenues declined $99.7 million from prior year’s third quarter.  However, excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $17.6 million, or 6.2% for the third quarter of 2009 due to a reduction in block hour activity, which is the result of removing 22 aircraft from operations under our fixed-fee agreement with Continental. Seventeen of the aircraft removed were returned to the lessor, three were subleased offshore and two are expected to be subleased offshore in the first quarter of 2010. Income before taxes on the fixed-fee operations was $20.4 million for the quarter. Fixed-fee operating cost per ASM (CASM), including interest expense but excluding fuel, increased to 7.61¢ for the third quarter of 2009, from 7.57¢ for the same quarter of 2008.

Total revenues flown on our branded airlines were $73.9 million for the quarter.  Load factor was 78.2% for the quarter and total revenue per ASM (TRASM) was 12.83¢.  The branded operations posted a loss before taxes of $15.9 million for the third quarter.  Operating cost per ASM (CASM), excluding fuel, was 10.64¢ for the third quarter of 2009.

During the quarter, the Company added five E190 and five E135 aircraft on short-term leases.  These aircraft will be operated in the Company’s branded business replacing B717 and CRJ aircraft.  At September 30, 2009, the Company’s fleet consisted of 228 aircraft, including six B717 aircraft that are expected to be returned to the lessor by the end of 2009.

Balance Sheet Information
At September 30, 2009 the Company had $148.7 million in cash, of which $63.2 million was restricted.  This compares to $130.9 million in cash, of which $1.2 million was restricted as of December 31, 2008.  The Company’s long-term debt decreased to $2.23 billion as of September 30, 2009, compared to $2.28 billion at December 31, 2008. As of September 30, 2009 all of the Company’s aircraft-related debt is at fixed interest rates and is secured by the aircraft.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $690 million as of September 30, 2009 compared to approximately $685 million reported as of December 31, 2008.

Business Developments
On July 31, 2009 the Company completed its acquisition of Milwaukee-based Midwest Airlines from TPG Capital, a Ft. Worth, Texas-based private equity firm. Republic paid TPG $6 million in cash and has issued a $25 million five-year, interest-only note, which may be converted to RJET stock at $10 per share.

On August 13, 2009 the Company announced that it had been declared the winning bidder in the auction to acquire Frontier Airlines. Pursuant to the investment agreement, Republic agreed to purchase 100% of the stock of Frontier Holdings upon its emergence from bankruptcy for $108.75 million. On October 1, 2009 the Company completed its acquisition of Frontier.

On October 14, 2009 the Company announced that it will acquire 10 Embraer 190AR jets from US Airways. Republic applied the full balance of its $35 million unsecured loan to US Airways toward the purchase of the aircraft and assumed the existing variable-rate debt on the aircraft.  The aircraft are expected to enter into branded service between November 2009 and the second quarter of 2010.

On October 16, 2009 the Company entered into an agreement with Mesa Air Group, Inc. ("Mesa") to form Mo-Go, LLC, a new business partnership that will provide inter-island commercial airlines services in Hawaii. Pursuant to the Agreement, Mesa now owns 75% of Mo-Go and the former Mokulele shareholders own the remaining 25%.  Additionally, the partners have agreed to capitalize the new business with up to $6.0 million, $1.5 million of which would be funded by Mokulele’s former shareholders. Republic, which was the majority shareholder of Mokulele, cancelled Mokulele’s $3.1 million outstanding debt to Republic, net of surrendered aircraft deposits.  The Company expects to record a non-cash charge of approximately $5-$6 million in the 4th quarter to deconsolidate its investment in Mokulele.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Midwest Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 118 cities in 43 states, Canada, and Mexico under branded operations at Frontier and Midwest, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ over 11,000 aviation professionals and operate 286 aircraft.

The Company will conduct a telephone briefing to discuss its third quarter results tomorrow, November 5th, at 10:00 a.m. EST. For those wishing to participate please call 866-804-6925 and for international calls please dial 857-350-1671, the passcode is 76791934.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
OPERATING REVENUES
Fixed-fee service	$281,415	$381,121	-26.2%	$913,524	$1,127,681	-19.0%
Passenger service	64,876	-	NM	70,388	-	NM
Cargo and other	13,336	4,127	223.1%	20,982	12,823	63.6%
Total operating revenues	359,627	385,248	-6.7%	1,004,894	1,140,504	-11.9%

OPERATING EXPENSES
Wages and benefits	76,864	61,898	24.2%	207,446	190,627	8.8%
Aircraft fuel	39,477	97,613	-59.6%	100,179	279,974	-64.2%
Landing fees and airport rents	20,026	15,340	30.5%	55,434	45,085	23.0%
Aircraft and engine rent	33,592	33,422	0.5%	95,400	101,319	-5.8%
Maintenance and repair	58,852	45,630	29.0%	151,487	124,723	21.5%
Insurance and taxes	6,648	6,255	6.3%	19,930	18,295	8.9%
Depreciation and amortization	38,398	35,666	7.7%	112,002	99,149	13.0%
Promotion and sales	5,341	-	NM	5,341	-	NM
Goodwill Impairment	-	-	0.0%	13,335	-	NM
Other	43,834	29,220	50.0%	109,340	89,553	22.1%
Total operating expenses	323,032	325,044	-0.6%	869,894	948,725	-8.3%
OPERATING INCOME	36,595	60,204	-39.2%	135,000	191,779	-29.6%

OTHER INCOME (EXPENSE)
Interest expense	(34,862)	(33,762)	3.3%	(105,246)	(96,572)	9.0%
Other income	2,779	1,280	117.1%	10,418	11,167	-6.7%
Total other income (expense)	(32,083)	(32,482)	-1.2%	(94,827)	(85,405)	11.0%

INCOME BEFORE INCOME TAXES	4,512	27,722	-83.7%	40,172	106,374	-62.2%

INCOME TAX EXPENSE	1,864	10,715	-82.6%	23,894	40,786	-41.4%

NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	2,648	17,007	-84.4%	16,278	65,588	-75.2%

Net loss (income) attributable to noncontrolling interest in MFSI	(623)	-	NM	(3,270)	-	NM

NET INCOME OF THE COMPANY	3,271	17,007	-80.8%	19,548	65,588	-70.2%
PER SHARE, BASIC	$0.09	$0.50	-82.0%	$0.57	$1.87	-69.5%
PER SHARE, DILUTED	$0.09	$0.50	-82.0%	$0.57	$1.86	-69.4%
Weighted Average Common Shares
Basic	34,449	34,169	0.8%	34,449	35,084	-1.8%
Diluted	34,529	34,169	1.1%	34,462	35,196	-2.1%

Unaudited Operating Highlights

Operating Highlights – Fixed Fee	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	Change		2009	2008	Change
Fixed-fee service revenues, excluding fuel (000)	$265,899	$283,508	-6.2%		$839,473	$847,707	-1.0%
Passengers carried	4,881,571	4,884,439	-0.1%		14,365,238	14,418,453	-0.4%
Revenue passenger miles (000)	2,510,784	2,456,925	2.2%		7,359,971	7,394,022	-0.5%
Available seat miles (000)	3,242,019	3,290,132	-1.5%		9,930,228	9,957,376	-0.3%
Passenger load factor	77.4%	74.7%	2.7	pts	74.1%	74.3%	-0.2	pts
Cost per available seat mile, including interest expense (cents) ¹	8.09	10.54	-23.2%		8.55	10.26	-16.7%
Fuel cost per available seat mile (cents)	0.48	2.97	-83.8%		0.75	2.81	-73.3%
Cost per available seat mile, including interest and excluding fuel expense (cents) ¹	7.61	7.57	0.5%		7.80	7.45	4.7%
Operating Aircraft at period end: ³
37-50 seat jets	79	101	-21.8%		79	101	-21.8%
70-86 seat jets	113	119	-5.0%		113	119	-5.0%
Block hours	165,779	183,293	-9.6%		518,255	565,208	-8.3%
Departures	97,897	107,072	-8.6%		304,905	321,268	-5.1%
Average daily utilization of each aircraft (hours)	9.4	10.0	-6.0%		9.8	10.2	-3.9%
Average length of aircraft flight (miles)	500	496	0.8%		495	508	-2.6%
Average seat density	66	62	6.5%		66	61	8.2%

Operating Highlights – Branded ²	Three Months Ended September 30,	Nine Months Ended September 30,
	2009	2009
Total revenues	73,892	79,904
Passengers carried	669,901	757,933
Revenue passenger miles (000)	450,437	462,598
Available seat miles (000)	575,785	607,183
Passenger load factor	78.2%	76.2%
Total revenue per ASM (cents)	12.83	13.16
Passenger revenue per ASM (cents)	11.27	11.59
Cost per available seat mile (cents) ¹	14.78	15.67
Fuel cost per available seat mile (cents)	4.14	4.26
Cost per available seat mile, excluding fuel expense (cents) ¹	10.64	11.41
Operating Aircraft at period end: ³
37-50 seat jets (including ten aircraft operated by regional partner)	12	12
70-99 seat jets	25	25
Block hours	23,346	25,660
Departures	15,422	18,695
Average daily utilization of each aircraft (hours)	10.0	10.0
Average length of aircraft flight (miles)	551	476
Average seat density	68	68

¹ Costs (in all periods) exclude expenses not attributable to either fixed-fee or branded segments (e.g. subleased aircraft and amortization of slots).

² Includes Mokulele from April 2009 to September 2009 and Midwest from August and September 2009.

³ Excludes six idle 37-50 seat aircraft and three idle 70-99 seat aircraft.